Exhibit 99.1

SandRidge Mississippian Trust I Announces Distribution of $0.683076 Per Unit

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas November 1, 2012 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three-month period ended September 30, 2012 (which primarily relates to production attributable to the Trust’s interests from June 1, 2012 through August 31, 2012) of $19.1 million, or $0.683076 per unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before November 29, 2012 to holders of record as of the close of business on November 14, 2012.

During the three-month production period ended August 31, 2012, total sales volumes increased 10% over the previous three-month period. This increased volume was due to higher natural gas production, offset by slightly lower oil production. The additional production was offset by lower realized prices. The realized price, including the impact of hedges, for natural gas was 24% lower compared to the previous period and for oil was 3% lower than the previous period. These lower realized prices more than offset the higher total production and resulted in distributable income available to unitholders that was approximately 7% less than the target.

The Trust owns royalty interests created from interests held by SandRidge Energy, Inc. (“SandRidge”) and its subsidiaries in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant, Major and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge. If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter. The announced distribution exceeded the Subordination Threshold, but not the Incentive Threshold, for the quarter.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl) (1)	154
Gas (MMcf)	1,567
Combined (MBoe)	415
Average Price
Oil (per Bbl) (1)	$83.66
Gas (per Mcf)	$2.98
Average Price—including impact of derivative settlements and post-production expenses
Oil (per Bbl) (1)	$95.46
Gas (per Mcf)	$3.13
Revenues
Royalty income	$17,539
Derivative settlements	2,908
Expenses	1,321

Distributable income available to unitholders	$19,126

Distributable income per unit (28,000,000 units issued and outstanding)	$0.683076

(1)	Includes natural gas liquids.

In addition to wells that were producing at the effective date of the assignment of the royalty interests to the Trust, SandRidge, pursuant to a development agreement with the Trust, is obligated to drill, or cause to be drilled, the equivalent of 123 development wells, determined by reference to SandRidge’s net revenue interest in a well and the perforated length of the well, in an area of mutual interest by December 31, 2015.

During the three-month production period ended August 31, 2012, an average of five drilling rigs were utilized to drill development wells for the Trust. Currently, three rigs are drilling Trust development wells, and the present plan is to average three rigs during the three-month production period ending November 30, 2012. To date, equivalent development wells producing, or drilled and perforated for completion, during production periods upon which distributions are based are as follows:

As of	Equivalent Producing Development Wells	Additional Drilled Development Wells*	Total Development Wells
5/31/2011	16.4	3.3	19.7
8/31/2011	36.5	1.2	37.7
11/30/2011	48.5	0.4	48.9
2/29/2012	60.6	1.1	61.7
5/31/2012	72.5	0.7	73.2
8/31/2012	88.7	0.0	88.7

*	Equivalent development wells that are not producing at the ‘As of’ date but have been drilled and perforated for completion.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by SandRidge Mississippian Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold 35% of the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6531
919 Congress Avenue, Austin, TX 78701